                     Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FIRST QUARTER 2016 RESULTS

*	Delivered the best first quarter performance in customer relationships since 2012, following total customer growth for the full year 2015

*	Gained 19,000 high-speed data customers — more HSD additions than first quarter 2015 and 2014 combined

*	Continued improvements in service quality, with a 33% reduction in trouble call truck rolls compared to the prior year period

*	Became the first cable provider to activate a channel dedicated to Hulu that is available on all current-generation set top boxes

*	Increases in consolidated net revenue, adjusted operating cash flow (“AOCF”)[1], and operating income

*	Industry-leading Average Monthly Cable Revenue per Customer ("RPC") of $157.91

*	Partnered with FourthWall Media to expand advanced data analytics reach beyond the New York DMA

Bethpage, NY, May 5, 2016 - Cablevision Systems Corporation (NYSE:CVC) today reported results for the first quarter ended March 31, 2016.

Cablevision continued to grow customer relationships during the first quarter with a net gain of 9,000, marking six months of sequential total customer growth. In addition, the Company had more high-speed data customers in the New York market than ever before, gaining 19,000 since the end of 2015. First quarter 2016 net video customer results improved nearly 50% compared to the prior year period. Additionally, Cablevision experienced the lowest quarterly churn in more than eight years, while continuing its disciplined pricing strategies.

First quarter consolidated net revenues increased 1.6% to $1.641 billion, consolidated AOCF increased 5.6% to $479.4 million and consolidated operating income increased 12.3% to $251.3 million, all compared with the prior year period.

Cablevision CEO James L. Dolan said, “Cablevision had an excellent first quarter. The Company continued to build momentum with solid improvements in service quality and subscriber growth, and achieved the best first quarter performance in customer relationships since 2012. The transformation of the Optimum experience over the past three years reflects the success of our management team and employees in providing the best products, services and experience to our customers. In addition, we are moving full speed ahead towards the completion of our transaction with Altice, and are proceeding through the regulatory process as expected."

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Cable
Cable includes our Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network with more than 1.5 million access points.

Cable net revenues for the first quarter 2016 increased 2.0% to $1.480 billion, primarily due to rate initiatives and continued disciplined pricing strategies, and an increase in high-speed data customers, partially offset by fewer video and voice customers compared to the prior year period. AOCF increased 5.7% to $472.2 million and operating income increased 11.6% to $281.4 million, both compared with the prior year period. First quarter AOCF primarily reflects the increase in revenue and a decrease in marketing costs, partially offset by higher programming costs, as compared to the prior year period.

Customer Data

The following table illustrates the change in the Cable customer base during the first quarter of 2016:

(rounded to nearest thousand)	Total December 31, 2015	Net Gain/(Loss)	Total March 31, 2016

Total Customers(a)	3,120	9	3,129

Video	2,594	(15)	2,579
High-Speed Data	2,809	19	2,828
Voice	2,193	(8)	2,185

Serviceable Passings	5,080	10	5,090

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Customer Service
During the first quarter of 2016, Cablevision continued to improve the customer experience through its service initiatives which have resulted in 33% fewer trouble call truck rolls and 42% fewer repeat trouble calls, compared to the same period in 2015. Since these initiatives were implemented more than three years ago, the Company has reduced the number of trouble call truck rolls by 36% and has reduced the number of repeat trouble calls by 52%.

Lightpath
Lightpath is an industry leader in providing advanced Ethernet-based data, Internet, voice, video transport solutions and managed services to large and mid-sized organizations throughout the New York metropolitan area.

The company operates one of the densest metro area fiber networks in the U.S., with more than 7,000 lit locations. In the education market, Lightpath’s popular Hosted Voice, Private Fiber Network and comprehensive data services offer an attractive solution for schools to provide premium connectivity for staff and students.

For the first quarter 2016, Lightpath net revenues increased 0.7% to $91.8 million, AOCF was essentially flat at $43.4 million and operating income increased 5.0% to $20.2 million, each as compared with the prior year period. First quarter results primarily reflect an increase in revenue from Ethernet services.

Other
Other principally consists of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

First quarter net revenues decreased 4.5% to $78.1 million, primarily due to lower advertising revenue at Newsday. The AOCF deficit increased 0.6% to $36.1 million and operating loss increased 5.8% to $50.4 million, all compared with the prior year period. First quarter AOCF reflects lower revenue at Newsday and merger related costs of $1.4 million, partially offset by lower Newsday and corporate costs. If the merger related costs were excluded, the AOCF deficit would have improved 3.3% and operating loss would have increased 2.9%.

Other Matters
On September 16, 2015, Cablevision and Altice N.V. entered into a definitive agreement pursuant to which Altice has agreed to acquire Cablevision for $34.90 in cash for each share of Cablevision Class A and Class B common stock.

Assuming timely satisfaction of the necessary closing conditions, the acquisition by Altice is currently expected to close in the second quarter of 2016.

Due to the pending acquisition by Altice and the terms of the merger agreement, Cablevision has suspended its stock repurchase program and does not anticipate declaring or paying any dividends during the pendency of the acquisition.

For additional information, please refer to our SEC filings at www.cablevision.com.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense allows investors to better track the performance of the various operating units of our business without regard to expense associated with awards that are not expected to be made in cash, in the case of restricted shares, restricted stock units and stock options, and the distortive effects of fluctuating stock prices in the case of liability classified awards.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) plus any excess tax benefit related to share-based awards less capital expenditures (continuing operations), all of which are reported in our Consolidated Statement of Cash Flows. Net cash from operating activities excludes net cash from operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses. It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

ABOUT CABLEVISION
Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications company, serving millions of households and businesses throughout the greater New York area. Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network. Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies. Through its local media and programming properties – News 12 Networks and Newsday Media Group – Cablevision also delivers news and information created specifically for the communities it serves. Additional information about Cablevision is available at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, including the risks and uncertainties associated with the expected timing and likelihood of the consummation of the pending acquisition by Altice, including regarding the timing, receipt and terms and conditions of any required governmental approvals or that the pending acquisition with Altice will not be consummated at all, and the risks that the proposed acquisition by Altice and its announcement could have an adverse effect on the ability of Cablevision to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Cindi Buckwalter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2264

Due to the pending acquisition by Altice, Cablevision will discontinue conference calls to discuss its quarterly and annual results during the pendency of the acquisition.

For additional information, please visit Cablevision’s Investor Relations website at www.cablevision.com.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues, net	$1,640,757	$1,614,771

Operating expenses
Technical and operating	810,961	795,888
Selling, general and administrative	365,051	376,764
Restructuring expense (credits)	1,037	(532)
Depreciation and amortization	212,453	218,900
Operating income	251,255	223,751
Other income (expense):
Interest expense, net	(148,482)	(145,012)
Gain (loss) on investments, net	100,365	(33,071)
Gain (loss) on equity derivative contracts, net	(48,012)	46,166
Miscellaneous, net	1,971	1,007
Income from continuing operations before income taxes	157,097	92,841
Income tax expense	(62,786)	(37,940)
Income from continuing operations, net of income taxes	94,311	54,901
Loss from discontinued operations, net of income taxes (a)	—	(10,502)
Net income	94,311	44,399
Net loss attributable to noncontrolling interests	66	234
Net income attributable to Cablevision Systems Corporation stockholders	$94,377	$44,633

Basic income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.35	$0.21
Loss from discontinued operations, net of income taxes	$—	$(0.04)
Net income	$0.35	$0.17
Basic weighted average common shares (in thousands)	271,092	267,919
Diluted income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.34	$0.20
Loss from discontinued operations, net of income taxes	$—	$(0.04)
Net income	$0.34	$0.16
Diluted weighted average common shares (in thousands)	279,013	274,370
Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$94,377	$55,135
Loss from discontinued operations, net of income taxes (a)	—	(10,502)
Net income	$94,377	$44,633
Cash dividends declared per share of common stock (b)	$—	$0.15

(a)
The Company recorded an expense of $10,502, net of income taxes, during the three months ended March 31, 2015, with respect to the decision in a case relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued.

(b)	Pursuant to the terms of the merger agreement with Altice, Cablevision does not anticipate paying any dividends during the pendency of the acquisition.

CABLEVISION SYSTEMS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW AND CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW(a)

	Three Months Ended March 31,
	2016	2015

Operating income	$251,255	$223,751
Share-based compensation	14,697	11,911
Restructuring expense (credits)	1,037	(532)
Depreciation and amortization	212,453	218,900
Adjusted operating cash flow	$479,442	$454,030

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Three Months Ended March 31,
	2016	2015

Net cash provided by operating activities(b)	$152,554	$215,334
Add: excess tax benefits related to share-based awards	—	275
Less: capital expenditures(c)	(148,652)	(166,631)
Consolidated free cash flow from continuing operations	$3,902	$48,978

(a)	See Non-GAAP Financial Measures on page 4 of this release for a definition and discussion of Adjusted Operating Cash Flow and Consolidated Free Cash Flow from Continuing Operations.

(b)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(c)	See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended March 31,		%
	2016	2015	Change

Cable	$1,480,119	$1,451,538	2.0%
Lightpath	91,804	91,124	0.7%
Other(a)	78,097	81,780	(4.5)%
Eliminations(b)	(9,263)	(9,671)	4.2%
Total Cablevision	$1,640,757	$1,614,771	1.6%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2016	2015	Change	2016	2015	Change

Cable	$472,199	$446,555	5.7%	$281,422	$252,099	11.6%
Lightpath	43,387	43,395	0.0%	20,234	19,275	5.0%
Other(c)	(36,144)	(35,920)	(0.6)%	(50,401)	(47,623)	(5.8)%
Total Cablevision	$479,442	$454,030	5.6%	$251,255	$223,751	12.3%

(a)	Represents revenues of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other entities.

(b)	Represents inter-segment revenues.

(c)	Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other entities.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE OPERATING STATISTICS
(Unaudited)

CABLE	March 31, 2016	December 31, 2015	March 31, 2015

(in thousands)
Total Customers(a)	3,129	3,120	3,112
Video Customers	2,579	2,594	2,653
High-Speed Data Customers	2,828	2,809	2,767
Voice Customers	2,185	2,193	2,215

Serviceable Passings (in thousands)(b)	5,090	5,080	5,055

Penetration
Total Customers to Serviceable Passings	61.5%	61.4%	61.6%
Video Customers to Serviceable Passings	50.7%	51.1%	52.5%
High-Speed Data Customers to Serviceable Passings	55.6%	55.3%	54.7%
Voice Customers to Serviceable Passings	42.9%	43.2%	43.8%

Revenues for the three months ended (dollars in millions)

Video(c)	$785	$782	$801
High-Speed Data	402	375	363
Voice	224	226	232
Advertising	30	38	31
Other(d)	39	35	25
Total Cable Revenue	$1,480	$1,456	$1,452

Average Monthly Cable Revenue per Customer (“RPC”)(e)	$157.91	$155.88	$155.34

(a)	Represents the number of households/businesses that receive at least one of the Company's services.

(b)	Includes residential passings, as well as commercial establishments that have connected to our cable distribution network.

(c)	Includes equipment rental, DVR, franchise fees, video-on-demand and pay-per-view revenue.

(d)	Includes installation revenue, advertising sales commissions, home shopping and other product offerings.

(e)	RPC is calculated by dividing average monthly Cable GAAP revenue for the quarter by the average number of total customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

March 31, 2016

Cash and cash equivalents	$933,457

Credit facility debt	$2,500,453
Senior notes and debentures	5,805,397
Collateralized indebtedness	1,191,324
Capital lease obligations and notes payable	50,902
Debt	$9,548,076

LEVERAGE

Debt	$9,548,076
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	1,191,324
Cash and cash equivalents	933,457
Net debt	$7,423,295

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	3.9x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	2.6x
CSC Holdings notes and debentures leverage ratio(e)(f)	2.9x
Cablevision senior notes leverage ratio(e)(g)	4.6x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of an unaffiliated company and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.

(c)	AOCF is annualized based on the first quarter 2016 results, as reported.

(d)
Reflects the net debt to cash flow ratio as defined in the CSC Holdings’ credit facility debt agreement (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.986 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $480 million senior secured credit facility.

(f)
Reflects the debt to cash flow ratio applicable under CSC Holdings' senior notes and debentures indentures (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the CSC Holdings' notes and debentures leverage ratio was $1.984 billion.

(g)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings' notes and debentures leverage ratio to include approximately $2.8 billion of Cablevision’s senior notes plus $611 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Customer premise equipment	$34,750	$42,593
Scalable infrastructure	41,510	39,983
Line extensions	7,505	6,481
Upgrade/rebuild	10,594	12,141
Support	25,232	32,373
Cable	119,591	133,571
Lightpath	21,157	23,732
Other(a)	7,904	9,328
Total Cablevision	$148,652	$166,631

(a)	Other primarily includes Newsday, News 12 Networks, Cablevision Media Sales Corporation and Corporate.